Exhibit 99

     The Company anticipates reporting revenue and net loss for the three month period ended September 30, 2000 of $2,971,000 and $5,223,000 respectively, as compared to reported revenue and net loss for the three month period ended September 30, 1999 of $1,999,000 and $4,980,000 respectively. Following are the Company's current results for revenue, net loss, weighted average common & equivalent shares, and net loss per basic and diluted shares, for the three month period ended September 30, 2000:

                    (in thousands, except per share amounts)
                                   (unaudited)

                                      For the three month    For the three month
                                         period ended           period ended
                                      September 30, 2000     September 30, 1999
                                      ------------------     ------------------
Revenue                                    $  2,971               $  1,999

Net Loss                                   $  5,223               $  4,980
                                           ========               ========
Weighted average common
  & equivalent shares                        33,942                 14,561

Net loss per basic and
  diluted share                            $  (0.15)              $  (0.34)
                                           ========               ========